EXHIBIT 10.26

Certain confidential information contained in this document, marked by [***], has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both (i) not material and (ii) the type of information that the registrant treats as private or confidential.

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CORPORATE SUPPLY AGREEMENT

BETWEEN CERIBELL, INC. AND Ease Care (Under management by Luxen and Kersen)

This Corporate Supply Agreement (the "Agreement"), dated as of the last date of signature (the "Effective Date"), is between Ceribell, Inc., located at 360 N. Pastoria Ave., Sunnyvale CA 94085 ("Ceribell") and Ease Care under the management of Luxen and Kersen located at Room 4003, 4th Floor, Building 6, No. 160 Basheng Road, China (Shanghai) Pilot Free Trade Zone ("Ease Care" or "Supplier"). Each may be referred to as a party or they may be collectively known as parties.

In consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, the parties hereto agree that Supplier shall supply Products to Ceribell under the following terms and conditions:

1.
SCOPE OF THIS AGREEMENT
1.1.
General Applicability. This Agreement governs the supply relationship between Ceribell and Supplier. This Agreement applies to all Product(s) provided by Supplier and Affiliates of Supplier, directly or indirectly, to or for Ceribell, including without limitation Product(s) provided by Supplier to third parties (e.g., Ceribell's third-party manufacturing services providers). For clarity, Ceribell has no liability for Products ordered by any third party. References to "Supplier" include Supplier's parents, subsidiaries, partnerships, joint ventures, and other Affiliates. "Affiliate" means parents, subsidiaries, partnerships, joint ventures, and any entity(ies) that on the Effective Date of this Agreement or thereafter, directly or indirectly controls or is controlled by a party, or with which a party shares common control. A party "controls" another entity when the party, through ownership of the voting stock or other ownership interest of that entity, or by contract or otherwise, has the ability to direct its management.
1.2.
Product Schedules. Ceribell and Supplier may enter into written and signed product schedules (the "Product Schedules") to establish additional terms and conditions applicable to one or more Products, or to establish project-specific terms and conditions required in connection with a particular project (e.g., customer-specific requirements). If the terms and conditions of a Product Schedule add to or conflict with this Agreement, the applicable Product Schedule will control as to the additional or conflicting term(s).
2.
TERM AND TERMINATION
2.1
Term and Renewal. This Agreement has an initial term of two (2) years, starting on the Effective Date. After the initial term, the Agreement will automatically renew for additional successive one-year period(s) unless either party provides the other with written notice of its intention not to renew the Agreement at least one hundred twenty (120) days prior to the expiration of the initial term or any one-year renewal period.

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2.2
Termination.
a.
Either party may terminate this Agreement upon written notice if the other party breaches a material obligation under this Agreement, and that breach continues uncured for a period of thirty (30) days after receiving written notice of the breach.
b.
Either party may immediately terminate this Agreement upon written notice in the event the other party files a bankruptcy petition of any type or has a bankruptcy petition of any type filed against it, ceases to conduct business in the normal course, enters into suspension of payments, moratorium, reorganization, makes a general assignment for the benefit of creditors, admits in writing its inability to pay debts as they mature, goes into receivership, or avails itself of or becomes subject to any other judicial or administrative proceeding that relates to insolvency or protection of creditors' rights.
c.
Ceribell may terminate this Agreement, or any applicable open Order(s), Product Schedule(s) and related Forecast(s), upon providing Supplier with prior written notice and not less than thirty (30) days to cure in the event that either i) the quality of the Product's performance does not meet the SPEC requirements, as agreed to by the Parties , or ii) the prices at which Supplier is offering Products are not competitive with the prices Ceribell can obtain from other suppliers with equivalent or similar quality standard as determined by, as agreed to by the Parties.
d.
Ceribell may terminate the Agreement upon 90 days prior notice to Supplier.
e.
Ceribell may immediately terminate this Agreement upon written notice in the event and if applicable, Supplier fails to meet a payroll when due, fails to timely pay amounts owed to Supplier's suppliers and contractors, misses an interest payment on a loan, fails to pay its insurance premiums or fails to maintain adequate insurance to cover its obligations under the Agreement, encumbers its capital assets, or when its suppliers and contractors require advanced payment terms, for Ceribell designated suppliers, not subject to this constraint.
2.3
Effect of Termination. Upon the expiration or termination of this Agreement for any reason:
a.
Each party shall immediately stop using, and return to the other party, or with the other party's written permission, destroy in lieu of returning, and certify the destruction of, all items that contain any Confidential Information belonging to the other party (including without limitation all Ceribell-consigned inventory and all types of Ceribell Property as defined in Section 7 of this Agreement), except Ceribell may retain copies of any Confidential Information, Software, and Documentation necessary for the purpose of supporting Products sold to then existing and subsequently acquired customers.
b.
Ceribell may continue to use and sell, in the ordinary course of business, any Product, and at Ceribell's request, Supplier shall provide Ceribell a last time buy as provided in Section 8.2 of the Agreement, on terms and conditions no less favorable than in this Agreement. Ceribell and its customers will continue to have all license grants described in Section 7 to continue using and selling the Products and providing support to Ceribell's customers.
3.
FORECASTING AND ORDERING
3.1
Product Forecasting. The parties will work together on an ongoing basis to plan and schedule Manufacturing Runs. Ceribell will regularly provide product forecasts for the [***] period to assist with planning. Lead Times and Manufacturing Cycle Times for the Products shall be determined by mutual agreement of the parties. "Lead Time" means the period of time required for Supplier to fulfill an Order for Ceribell, starting from date of receipt of the Order and ending at date of delivery to Ceribell. "Manufacturing Cycle Time" for any Product means the period of time that it takes under normal conditions to manufacture the Product, starting from the date the raw materials start in production at the factory and ending at final test and packaging.

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3.2
Purchase Orders. The parties may exchange-purchase orders, and invoice forms. All use of forms and Orders are governed by the terms and conditions of this Agreement. No pre-printed terms and conditions on purchase order forms issued by Ceribell, or any terms and conditions contained in Supplier's quotations, acceptance, and/or invoice forms, will supersede, extinguish, add to, alter or amend the provisions of this Agreement, even if signed by either or both parties. Blanket Purchase Orders (BPO) may be used to specify product needs for the following [***] period. The quantity(ies) stated in the BPO are estimates and during the period covered by the BPO Supplier is not to exceed the quantity stated in the BPO for each Product. Ceribell may adjust the BPO quantity at any time to cover anticipated requirements by issuing a revised BPO to Supplier; provided Ceribell will be responsible for the materials and products acquired by Supplier to meet the adjustment.
3.3
Manufacturing Run. A "Manufacturing Run" is a discrete period in which manufacturing of Ceribell Product is performed with the intention of providing a set quantity of Product as specified in a Purchase Order or BPO. Supplier must receive authorization from Ceribell prior to commencing any Manufacturing Run. When a Product has reached sufficiently large production volumes, manufacturing may be scheduled continuously instead of in discrete Manufacturing Runs, but delivery quantities and timelines will still be specified on Purchase Orders.
4.
PRICES, PAYMENT TERMS, AND TAXES
4.1
General. Pricing for Product(s) (the "Price") is as stated in the applicable Product Schedule or Order. If the parties agree to a Price change for any Product, the new Price is applicable to all Product units received on or after the effective date of the price change, including Products in transit to Ceribell, as of the effective date of the price change, even if the applicable Product Schedule has not yet been formally amended or an Order is subsequently issued at the previous Price. Supplier shall promptly refund to Ceribell any overpayment for Product units purchased by Ceribell on or after the new Price effective date. All Prices are stated in US dollars unless agreed and specifically noted otherwise in the applicable Product Schedule and Order. Upon request from Ceribell, Supplier shall invoice at prevailing currency exchange rates.
4.2
Pricing of Raw Materials. Ceribell is responsible for negotiating pricing of raw materials from third party suppliers that are directly or indirectly managed by Ceribell. If Supplier directly procures raw materials from these third party suppliers, the Ceribell pricing shall be used. Supplier shall inform Ceribell when potential opportunities to reduce cost of raw materials are identified.
4.3
Ongoing Cost Reduction. Unless the parties agree to use an alternate cost reduction process, Supplier shall reduce Prices annually when calculated on the entire package of Products purchased by Ceribell. As a common goal, each year the parties will review different opportunities and will reach an agreement on the details of the cost reduction. Supplier's Prices will be driven by a fact-based cost review process, and at Ceribell's request, Supplier shall actively cooperate with Ceribell to identify and implement cost reduction opportunities.
4.4
Payment Terms. Payment terms will be net [***] after production leaves supplier's facility.
4.5
Taxes and Tax Exempt Orders. Supplier shall separately state on each applicable invoice (and not include them in the purchase price), any import duties or sales, use, value added, excise or similar tax. Supplier shall not charge tax if Ceribell is exempt from such taxes and furnishes Supplier with the applicable government certificate of exemption or other verification of such exemption. Ceribell will be responsible for any sales, use, VAT, or similar taxes, customs duties or any other such assessment however designated. Ceribell will not be responsible for any taxes imposed on the income of Supplier. Accordingly, all payments due under this Agreement will be made without deduction or withholding, unless such deduction or withholding is required by any applicable law of any relevant governmental revenue authority then in effect. If Ceribell is required to so deduct or withhold income or profits tax, Ceribell will pay the required amount to the relevant governmental authority; furnish Supplier with evidence of all withholding tax payments paid by Ceribell on behalf of Supplier which, to the extent permitted by law, will be in

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the name of Supplier. Supplier's invoice will then be paid net of said withholding tax. Within a reasonable period of time thereafter, Ceribell shall deliver to Supplier all original tax receipts or certified copies or other documentation with respect to the payment of such taxes.
5.
PACKAGING, INSPECTION, AND DELIVERY
5.1
Packaging. Supplier shall pack and ship all Products according to instructions or specifications provided by Ceribell, which may include use of designated carriers and recycled packaging materials. In the absence of any Ceribell instructions or specifications, Supplier shall comply with all applicable laws, regulations in accordance with local legal provisions and regulations agreed upon by both parties, directives, and best commercial practices to ensure safe arrival at destination at the lowest total cost. Packing Instructions: [to be provided to by Ceribell]
5.2
Product Inspection and Return Material Authorization Process
a.
Inspection. Ceribell has the right to inspect and/or test all components and materials shipped by Supplier for nonconformance and/or defects. Ceribell may reject lots that test above defect standards acceptable to Ceribell and require Supplier to immediately replace each Product contained in a rejected lot at Supplier's expense. The standards shall be provided by Ceribell. At its discretion, Ceribell may also choose to have a third party perform such inspections.
b.
Return Material Authorization Process. Ceribell may return Products that it reasonably determines are defective or non-conforming. Product may be identified as defective or non conforming even if the lot was accepted by Ceribell. Ceribell will need to provide evidence that the defects or non-conformities were communicated to Supplier, and that the product is non compliant as a result of Supplier's neglect, negligence or omissions. Title to Products designated for return by Ceribell will revert to Supplier at the time of such designation by or for Ceribell. Supplier shall promptly issue a return material authorization ("RMA") to Ceribell for such Products. At Supplier's request, Ceribell will provide samples of defective or nonconforming Products, or Ceribell may provide photographs or other test/inspection results that clearly identify the nature of the defect. Supplier shall promptly evaluate the samples to identify the root cause of the defect or non-conformance, and shall provide Ceribell with a detailed analysis. Supplier and Ceribell shall work together to identify process improvements to prevent similar occurrences in future Manufacturing Runs. The return of the Products will not affect Ceribell's other rights and remedies under this Agreement or applicable law including, without limitation, the right to reject or revoke acceptance of defective or non-conforming Products. Supplier shall pay all freight expenses for Products returned under this Section 5.2. Nothing contained in this Section 5.2 relieves Supplier of its testing, inspection, and quality control obligations.
c.
Inspection Sampling. Ceribell's Product acceptance process may consist of both inspection and testing. Each inspection or testing step may be performed on 100% of all received Product or on a sample of the received Product at Ceribell's discretion. Unless otherwise specified, when performing inspection or testing on a sampling basis, Ceribell will use an Acceptable Quality Limit (AQL) of [***].
d.
Acceptance of Non-Conforming Product. At its discretion, Ceribell may elect to accept Products that fail inspection and/or testing. Acceptance of non-conforming product does not indicate a change to the Product's acceptance criteria. Supplier is still be expected to investigate the defect or non-conformance and to identify process improvements to prevent similar occurrences in the future.
e.
Alternative to RMA Process. Ceribell reserves the right to claim a refund from Supplier on defective products or rejected lots instead of receiving replacement Product or repaired/reworked product.

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5.3
Delivery. Unless otherwise stated in a Product Schedule, the delivery term for all deliveries is lncoterm EXW (EX-Factory) Origin to Ceribell, whose address is stated in this agreement, Ceribell will inform Supplier about any change of the Ceribell address. For clarity, the date Ceribell's freight forwarder takes possession of the Products at the delivery point does not constitute "receipt" of the Products by Ceribell for the purposes of Section 4.4 above. Ceribell will pay all applicable freight and transportation charges from the delivery point. Supplier's invoice must itemize any and all other applicable charges. No charge will be allowed for packing, labeling, commissions, customs, duties, storage, crating, express handling, or travel, unless specifically indicated on an Order or under a mutually agreed separate logistics support program. Supplier is responsible for loss or damage caused by Supplier and discovered after transfer of title.
a.
Freight forwarder. Supplier shall always use the Freight forwarder appointed by Ceribell, unless an alternative freight forwarder is approved by Ceribell.
5.4
Late Delivery.
a.
Time is of the essence with respect to all deliveries and performance. If Supplier fails to timely perform or deliver, Supplier is liable to Ceribell for (i) all of Ceribell's costs, losses and damages incurred as a result of such delay, including penalties Ceribell must pay to its customers and all costs (including expediting costs) associated with Ceribell's substitution of another supplier's product(s) to cover for Product(s) not delivered by Supplier, or at Ceribell's option, (ii) liquidated damages in the amount of [***] up to a cap of [***] of the purchase price of the delayed Product(s).
b.
Ceribell may immediately cancel, without liability, all Orders or portions of Orders for affected Product(s). For delayed Product(s) that Ceribell continues to require Supplier to provide, Supplier shall use best efforts to expedite delayed Product(s) and/or performance.
c.
Supplier shall notify Ceribell as soon as possible of any changes to delivery dates. In the case of unforeseen events or circumstances outside of the Supplier's control, Ceribell and Supplier may jointly agree to revise the delivery date.
6.
WARRANTIES AND REMEDIES
6.1
Supplier warrants that the Products provided under this Agreement are consistent with the order and new (i.e., never been used) and contain new components and parts throughout, unless otherwise approved by Ceribell's authorized representative. Supplier further warrants that it has good and warrantable title to the Products, free and clear of any liens, encumbrances, or other restrictions on use or distribution, and that Supplier has full power and authority to convey all other rights and licenses granted to Ceribell under this Agreement.
6.2
Supplier represents and warrants that: (i) Supplier has no knowledge of and that there are no unresolved claims, demands, or pending litigation alleging that the Products infringe, or misappropriate any Intellectual Property Rights of any third party, (ii) Supplier has obtained all necessary rights under any Intellectual Property Rights of third parties necessary for the sale, use, or other distribution of the Products supplied to Ceribell under this Agreement, and (iii) the Products delivered under this Agreement do not infringe or misappropriate any Intellectual Property Rights of any third party. Upon receipt of notice from a third party alleging infringement or misappropriation of such third-party's Intellectual Property Rights by the manufacture or sale of a Product, Supplier shall take all appropriate actions to handle the claim responsibly in accordance with established legal practice in response to receipt of such a claim, including obtaining opinion(s) of outside counsel regarding non-infringement by Supplier or invalidity of such allegedly infringed or misappropriated Intellectual Property Rights, instituting proceedings to invalidate such allegedly infringed or misappropriated Intellectual Property Rights, and investigating and implementing design changes that would avoid such allegedly infringed or misappropriated Intellectual Property Rights or procuring license rights under such allegedly infringed or misappropriated Intellectual Property Rights that would exhaust such Intellectual Property Rights.

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6.3
Supplier represents and warrants that each Product is free of any defect that would pose a potential environmental or safety hazard, and will conduct a Certificate of Analysis or Certificate of Conformance, however, anything related to following Ceribell's standards or Standard Operating Procedures ("SOP"), supplier don't need to take responsibilities.
6.4
Supplier represents and warrants that it has implemented and will maintain appropriate and robust internal financial controls, functions, and processes to ensure full compliance with all applicable financial accounting laws, regulations, and industry standards and practices. At Ceribell's reasonable request, Supplier shall certify its ongoing compliance with this Section 6.4 and provide copies of applicable audited financial statements.
6.5
Supplier agrees that its representations and warranties are reaffirmed with each shipment or delivery of Products.
6.6
If Supplier delivers Products that are defective, non-conforming, or otherwise fail to comply with the warranties in this Agreement ("affected Products"), whether or not apparent upon inspection, Supplier and Ceribell shall agree to discuss potential resolutions, which may include Supplier promptly and at its sole expense: (i) at Ceribell's option, re-perform, repair, or replace the affected Products, or provide a refund for the affected Products; (ii) expedite late deliveries and performance; and (iii) pay for any additional related costs, including without limitation inspection by Ceribell or Ceribell designated third parties, sorting inventories to isolate affected Products, reworking, retesting, storage, shipping, repackaging, re-installation, expediting, recovering, and replacing the affected Products; (iv) pay to Ceribell all costs of investigating, recovering, recalling, repairing or replacing Ceribell products that incorporate or are otherwise potentially impacted by the affected Products; and (v) pay all other costs, charges, fines, penalties, or damages incurred by Ceribell or its customers related to the affected Products. Supplier agrees that the foregoing remedies are in addition to any other remedies provided elsewhere in this Agreement and remedies available under law or equity.
7.
LICENSE GRANTS, OWNERSHIP OF PROPERTY AND SPECIFICATIONS
7.1
Product Materials. In consideration of this Agreement and to assure that Ceribell will be able to obtain support and/or supply of the Products if support and/or supply of the Products is interrupted or discontinued for any reason, Supplier understands that Ceribell needs access and a license to all materials and information necessary for the manufacture, supply and support of the Product(s), including without limitation all designs, data, schematics, manuals, Software tools (debugging, support, test and validation), hardware tools, libraries, specifications, and other materials necessary to allow a reasonably skilled third party to use, initialize, operate, integrate, manufacture, supply, maintain, test and support the Product (the "Product Materials"). Accordingly, within [***] after Ceribell's request for certain Product Materials for a Product, Supplier shall deliver such Product Materials to Ceribell for stable mass production.
7.2
License. In further consideration of this Agreement, Supplier hereby grants to Ceribell a present, perpetual, irrevocable, worldwide, non-exclusive, royalty-free, fully paid up, transferable right and license under all Intellectual Property Rights of Supplier and its licensors, without payment or accounting, to use, have used, copy, reproduce, have reproduced, modify, have modified, execute, translate, compile, display, perform, prepare derivative works of, distribute copies of, or sublicense (for Ceribell's benefit or on its behalf) the Product Materials and derivative works thereof, and to use or have used the Product Materials to make or have made, use, sell, offer to sell, import, otherwise dispose of, integrate, distribute, support, and/or maintain the Product or derivatives of the Product, for Ceribell's business purposes. For an automation line or technical transformation independently developed by Ease Care, the patent ownership is authorized to use after negotiation between the two parties.

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7.3
Supplier understands that one or more additional suppliers to Ceribell of product(s) the same or functionally similar to Supplier's Products will be necessary, and Supplier hereby covenants and agrees: (a) not to assert, bring, cause to be brought or threaten to bring against Ceribell (or its customers or contract manufacturers incorporating the additional supplier's product into a product for Ceribell) (collectively, "Ceribell Parties") any claim, action or proceeding alleging that a Ceribell Party's purchasing, having made, using, importing, offering for sale, selling, or otherwise distributing (i) such additional supplier's product(s), or (ii) any Ceribell product(s) (including products designed, assembled or manufactured for Ceribell by third-parties) (collectively, "Ceribell product(s)"), incorporating such additional supplier's product(s), infringes or misappropriates any of Supplier's Intellectual Property Rights; and (b) not to seek to enjoin, exclude from importation or otherwise interrupt (i) the supply, import, sale, offer for sale, distribution, or manufacture of such additional supplier's product(s) to or for Ceribell, or (ii) the purchase, manufacture, use, import, sale, offer for sale, or distribution of the Ceribell product(s) incorporating such additional supplier's product(s). Furthermore, it is mutually agreed that the [***] as provided in the Agreement.
7.4
All trademarks, service marks, insignia, symbols, or decorative designs, trade names and other words, names, symbols and devices associated with Ceribell and Ceribell's products and services ("Ceribell Marks") are the sole property of Ceribell. Supplier acknowledges and agrees that it: (i) has no right to use the Ceribell marks without Ceribell's prior written consent; (ii) shall take no action which might derogate from Ceribell's rights in, ownership of, or the goodwill associated with such Ceribell Marks; and (iii) shall remove all Ceribell Marks from any Products (including associated scrap and excess materials) not purchased by Ceribell.
7.5
All tools, equipment, dies, gauges, models, drawings, or other materials paid for or furnished or bailed by Ceribell to Supplier ("Ceribell Supplied Property") are, and will remain, the sole property of Ceribell. Supplier shall: (i) safeguard all Property while it is in Supplier's custody and control; (ii) be liable for any loss or damage to the Property; (iii) keep the Property free from all mechanic's, materialmen's and other similar liens or charges; (iv) use the Property only for Ceribell orders; and (v) return the Property to Ceribell upon request without further bond or action. Supplier agrees to waive and hereby does waive any lien it may have in regard to the Property and to ensure that subcontractors do the same.
7.6
Co-development between Supplier and Ceribell, if any, will be addressed in a separate agreement.
7.7
Ceribell will retain ownership of all specifications for the Products ("Specifications") provided by Ceribell to Supplier under this Agreement, and will be the owner of all modifications or enhancements made by or for Ceribell or by Supplier to such Specifications, including any modifications or enhancements made by Ceribell to the Specifications based on Supplier's "Feedback" as that term is defined below. At Ceribell's request and expense, Supplier shall execute all papers and provide reasonable assistance to Ceribell necessary to vest ownership in Ceribell of all such modifications or enhancements and to enable Ceribell to obtain Intellectual Property Rights in any such modifications or enhancements. Supplier agrees to treat the Specifications as Confidential Information of Ceribell that shall not be disclosed in whole or part to or used for any third party, without Ceribell's prior written consent.
7.8
Supplier may from time to time provide suggestions, comments or other feedback ("Feedback") to Ceribell with respect to Specifications or Confidential Information provided originally by Ceribell. Supplier agrees that any Feedback will be given entirely voluntarily and grants Ceribell the right to use, have used, disclose, reproduce, license, distribute, or exploit the Feedback for any purpose, entirely without obligation or restriction on use or disclosure of any kind.
7.9
If Supplier asserts any of its or its licensors' patents against a third party supplier to Ceribell before a court or other tribunal and a product that such Ceribell third-party supplier is providing to Ceribell is enjoined or excluded from importation, then Supplier shall offer to grant to Ceribell and shall grant to Ceribell upon its request, a worldwide, royalty-bearing, nonexclusive license under Supplier's and its licensors' patents for a period of at least [***] and on other fair, reasonable and non-discriminatory terms and conditions, as determined in good faith by the

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parties, and no less favorable than those terms and conditions provided by Supplier to any of its other licensees, to have made, purchase, offer for sale, sell, import, use or distribute the enjoined or excluded product of such Ceribell third-party supplier alone or as part of a Ceribell product. In no event however, will this license be royalty-bearing for any product of such Ceribell's third-party supplier that is incorporated into a Ceribell product that also incorporates a Product of Supplier.
8.
PRODUCT CHANGE, PRODUCT DISCONTINUANCE, AND SUPPORT
8.1
Product Change. Supplier shall not make changes to Products or changes to the processes, BOM, materials, content, design, tools, or locations used to manufacture, assemble, or package the Products without Ceribell's prior written approval. Ceribell may require time to complete evaluation and qualification of a proposed change, and Supplier must allow for this contingency in its change implementation timing. If a change is approved by Ceribell, Supplier shall work with Ceribell to ensure that all applicable regulatory and quality system requirements are fulfilled as the change is implemented. If Ceribell rejects the change(s) or does not provide written approval of the change, Supplier may not make the change. If Supplier does not follow Ceribell's required product change process, Supplier is completely responsible for all direct consequences, including, without limitation, all costs, damages, losses and expenses incurred by Ceribell or its customers. Damages include without limitation, costs of inspection, storage, shipping, reinstallation, expediting, product recalls, stop of line, plant closures, lost profits, damage to goodwill and reputation, and any resulting injuries to person or property.
8.2
Documentation Control Supplier shall control Product documentation and revision as part of Supplier's Quality System. Supplier shall ensure that Product documentation used during the manufacturing process is always maintained at the correct revision level. Supplier is completely responsible for any product defects that arise from the use of incorrect or obsolete documentation.
8.3
Product Discontinuance.
a.
Discontinuing Product. Before Supplier stops offering any Product for sale to or for Ceribell for any reason ("Discontinued Product"), Supplier shall give Ceribell a minimum of [***] prior written notice ("End of Life Period"). The End of Life Period can be shortened or lengthened with written approval from Ceribell. During the End of Life Period, Ceribell will provide Supplier with a forecast of anticipated demand for the Discontinued Product during the End of Life Period and a final lifetime buy volume forecast; and may continue to place Orders for Discontinued Product consistent with its forecasts, with delivery not to exceed [***] from the date of the Order.
b.
Excess & Obsolete. After the completion of an End of Life Period, Supplier shall continue to store remaining materials, including raw materials, work in progress, and finished goods, until the materials can be dispositioned by mutual agreement of Ceribell and Supplier. If following Ceribell's order stocking plan, inventory required storage and management fee due to Ceribell's responsibility will be covered by Ceribell. However, if the changes are made at the supplier's discretion, Ceribell will not assume responsibility.
8.4
Ceribell Changes. Ceribell may request changes to Products. Supplier shall implement the changes and all applicable Orders will be deemed modified to incorporate the changes. If the requested changes will increase or decrease the cost of performance or the time required to perform, Supplier shall advise Ceribell in writing, and Supplier shall not implement the change until Ceribell gives Supplier written authorization to do so. Materials, finished products and inventory that cannot be used by Supplier due to changes authorized by Ceribell will be absorbed by Ceribell.

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8.5
Status Meetings, Reports, and Reviews. Supplier shall provide Ceribell information about, and participate in regular meetings with Ceribell to discuss, the status of outstanding deliverables, and any actual or potential issues that may arise related to Supplier's performance under this Agreement. Supplier shall allow Ceribell personnel full access to the facility area in which Products are being manufactured during Manufacturing Runs.
8.6
Supplier agrees that Ceribell may be irreparably harmed by Supplier's failure to fulfill its obligations under this Section 8, that money damages may not adequately compensate Ceribell for such harm, and that Ceribell is entitled to seek injunctive relief to prevent any threatened or continued breach of this Section 8 and to specifically enforce this Section 8, in addition to all other remedies to which Ceribell may be entitled to at law or in equity.
9.
QUALITY SYSTEM
9.1
All Products supplied to Ceribell will be in conformity with Ceribell's product specifications and quality standards. All Products must satisfy Ceribell's test and quality standards, meet applicable industry quality and performance standards, comply with all applicable legal and regulatory requirements, and be merchantable and fit for the purpose intended by Ceribell. Supplier shall comply with the materials traceability specifications and agrees to support Ceribell's quality processes on an ongoing basis, with the objective of achieving continuous improvements and zero (0) defects, as a common goal, in the Products and quality system.
9.2
After each Manufacturing Run or at other intervals specified by Ceribell, Supplier shall provide to Ceribell the quality and traceability data for Products supplied. At Ceribell's request, Supplier shall provide a Pareto analysis of defects found with root causes identified and a corrective action plan.
9.3
Supplier shall cooperate with Ceribell, as requested, in the implementation by Supplier of a Quality Assurance/Reliability program satisfactory to Ceribell.
9.4
Ceribell will conduct periodic quality system audits of Supplier and Supplier's facilities. Audits will be scheduled in advance. Supplier shall ensure that appropriate personnel are made available to support Ceribell audits. After the conclusion of each audit, Supplier will be informed of any observed deficiencies. Supplier will provide Ceribell with a corrective action plan to address any observed deficiencies.
9.5
Ceribell may issue Supplier Corrective and Preventative Action(s) (SCAPA) to Supplier in the event that systemic Product defects or quality system deficiencies are identified. If a SCAPA is issued as a result of non-conforming Product, Ceribell may at its option reject shipments of the affected Product, and reschedule or cancel all open Orders for the affected product without further liability. For each issued SCAPA, Supplier shall perform an investigation to determine the root cause of the deficiency and identify corrective and/or preventative actions to correct the problem and prevent future occurrences. Preventative actions relating to manufacturing processes shall be implemented prior to subsequent Manufacturing Runs or on a schedule agreed to by Ceribell and Supplier.
9.6
Supplier shall maintain a current ISO 13485 certification wherein the scope of certification includes Products being manufactured for Ceribell. Supplier shall immediately notify Ceribell of any changes to their ISO 13485.
10.
CONFIDENTIAL INFORMATION
10.1
Confidential Information is, and at all times will remain, the property of the disclosing party. The parties shall: (i) maintain the confidentiality of each other's Confidential Information and not disclose it to any third party, except as authorized by the original disclosing party in writing; (ii) restrict disclosure of, and access to, Confidential Information to employees, contractors and agents who have a "need to know" in order for the party to perform its obligations or exercise its rights under this Agreement, and who are bound to maintain the confidentiality of the Confidential Information by terms of nondisclosure no less restrictive than those contained

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herein; (iii) handle Confidential Information with the same degree of care the receiving party applies to its own confidential information, but in no event, less than reasonable care; (iv) use Confidential Information only for the purpose of performing, and to the extent necessary, to fulfill their respective obligations under this Agreement; and (v) promptly notify each other upon discovery of any unauthorized use, access, or disclosure of the Confidential Information, take reasonable steps to regain possession and protection of the Confidential Information, and prevent further unauthorized action or breach of this Agreement.
10.2
The receiving party has no obligation to preserve the confidentiality of the disclosing party's Confidential Information that is: (i) previously known by the receiving party prior to receipt of the disclosing party's Confidential Information; (ii) received rightfully by the receiving party without any obligation to keep it confidential; (iii) distributed to third parties by the disclosing party without restriction; (iv) explicitly approved for release by written authorization of the disclosing party; (v) publicly available or becomes publicly available other than by unauthorized disclosure by the receiving party; (vi) independently developed by the receiving party without the use of any of the disclosing party's Confidential Information or breach of this Agreement; or (vii) for the avoidance of doubt·, Open Source Software.
10.3
If a receiving party is required to disclose the disclosing party's Confidential Information under applicable law, court order, or other governmental authority lawfully requesting such Confidential Information, the receiving party will give the disclosing party prompt written notice of the request and a reasonable opportunity to object to the disclosure and to seek a protective order or other appropriate remedy, and then use reasonable efforts to limit disclosure only to such Confidential Information specifically required and only to the extent compelled to do so, and continue to maintain confidentiality after the required disclosure.
10.4
Except as otherwise provided in this Agreement, no use of any Confidential Information of the disclosing party is permitted, and no grant under any Intellectual Property Rights of the disclosing party is given or intended, including any license implied or otherwise. Supplier shall not reverse engineer, de-compile, or disassemble any Ceribell Confidential Information. Supplier shall not export or re-export, directly or indirectly, any of Ceribell's Confidential Information to any country for which any applicable government, at the time of export or re export, requires an export license or other governmental approval, without first obtaining the license or approval.
10.5
The receiving party acknowledges that Confidential Information may contain information that is proprietary and valuable to the disclosing party and that unauthorized dissemination or use of the Confidential Information may cause irreparable harm to the disclosing party.
10.6
Unless otherwise agreed by the parties in writing, the parties' obligations under Section 10 of this Agreement will survive for three (3) years following the date of this Agreement's expiration or termination.
10.7
The existence of this Agreement, and its terms and conditions, are Confidential Information, and the parties shall not now or hereafter divulge any part thereof to any third party except: (i) with the prior written consent of the other party; or (ii) to any requesting court or governmental authority under Section 10.3; or (iii) as may be required by law or legal processes, for a party's defense of a Claim, or to assert or enforce a party's rights under this Agreement; or (iv) to auditors and accountants representing either party, or (v) to its employees, officers, directors, agents, representatives or affiliates having a need to know; provided that, to the extent permissible by law, such divulging party shall impose equivalent confidentiality obligations on the recipient in writing prior to any such divulgence.
11.
INDEMNIFICATION
11.1
Supplier shall fully defend, indemnify, and hold harmless Ceribell and its employees, officers, directors, contractors, successors, assigns, representatives and agents (the "Ceribell lndemnitees") against any and all claims, damages, costs, expenses (including, without limitation, court costs and attorneys' fees), suits, losses, or liabilities ("Claims") for any death,

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injury, or property damage caused by or arising from acts or omissions of Supplier, its officers, directors, employees, contractors, successors, representatives, or agents ("Indemnifying Party(ies)") arising from or connected with the performance of this Agreement. Supplier shall reimburse the Ceribell lndemnitees for all losses, costs, and expenses the Ceribell lndemnitees incur as a result of such Claims, including court costs and attorneys' fees, with the understanding that the indemnification scope encompasses direct losses caused by product defects, with a maximum limit not to exceed the total amount paid by Ceribell under the applicable order
11.2
Supplier shall fully defend, indemnify, and hold harmless the Ceribell lndemnitees against any and all Claims under any theory of liability or recovery, arising from, or connected with, Supplier's acts or omissions or the acts or omissions of the Indemnifying Party(ies), including without limitation the delivery of Products that are, or are alleged to be, defective, nonconforming, or not in compliance with Supplier's warranties as set forth in this Agreement, with the understanding that the indemnification scope encompasses direct losses caused by product defects, with a maximum limit not to exceed the total amount paid by Ceribell under the applicable order.
11.3
Intellectual Property
a.
Supplier shall fully defend, indemnify and hold harmless the Ceribell lndemnitees from any and all Claims arising from or by reason of any actual or claimed infringement or misappropriation of any patents, trade secrets, trademarks, copyrights or other Intellectual Property Rights, with respect to the manufacture, having made, use, license, distribution, importation, offer for sale, or sale, of a Product or a Ceribell product by virtue of incorporation of a Product, either alone or in combination. Supplier shall, in addition to its other obligations, take all appropriate actions to handle the Claim responsibly in accordance with established legal practice, including (i) taking those actions listed in Section 6.2 and providing Ceribell with a description of and periodic reports for any such actions taken, (ii) providing Ceribell, at Ceribell's request, with an opinion of outside counsel regarding non-infringement by Supplier or invalidity of such allegedly infringed or misappropriated Intellectual Property Rights, and (iii) if Supplier fails to perform its obligations in subsection (i) or (ii) above, then in addition to any and all other rights and remedies available to Ceribell under this Agreement, Ceribell may, at its option, reschedule or cancel any Orders and Forecasts for the Product(s) allegedly infringing or misappropriating Intellectual Property Rights or return a portion or all of such Products for a full refund of the purchase price, without liability of any kind, including but not limited to liability for raw materials, work-in-process, or finished goods.
b.
Further, in addition to Supplier's obligations above to defend, indemnify, and hold harmless the Ceribell lndemnitees, and any other rights and remedies Ceribell may have under this Agreement, if the purchase, use, importation, sale, or distribution of any Product(s) or any portion of the Product(s) is sought to be, is reasonably likely to be, or is in fact, enjoined or excluded from importation as a result of any such claim of infringement or misappropriation, then Supplier, at its sole expense and on terms acceptable to Ceribell, also shall either (i) procure the right for the Ceribell lndemnitees to continue purchasing, using, importing, selling, and distributing, the Product(s), or (ii) shall replace or modify each enjoined Product so that it becomes non-infringing, is of equivalent or superior functionality to the enjoined Product, is fully backward compatible, and meets all of Ceribell's requirements, including but not limited to ensuring that quality, quantity, price and delivery are not inferior to that of the Product(s) being replaced or modified. Additionally, at Ceribell's request, Supplier shall promptly issue a full refund of the total amounts paid for the Product(s) that are enjoined or excluded, and Ceribell may cancel any or all pending Orders for the Product(s) without liability. Supplier agrees that time is of the essence, and shall use best efforts and act in good faith to satisfy its foregoing obligations, as soon as practical after the use and/or importation of Product(s) is or is reasonably likely to be enjoined or excluded from importation.

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c.
In addition, if a claim of infringement or misappropriation, or any suit or proceeding based thereon, is also directed to product(s) supplied to or for Ceribell by other suppliers, Supplier shall meet with Ceribell and other concerned parties as soon as practical following notice of the suit or proceeding, to agree in good faith as to the handling of and legal representation for the suit or proceeding, and shall not refuse to enter into joint defense arrangements with Ceribell and other concerned parties.
11.4
Notwithstanding anything to the contrary, Supplier shall not enter into any settlement agreement that affects any Ceribell lndemnitee without Ceribell's prior written consent. Ceribell may, at its sole expense, actively participate in any suit or proceeding, through its own counsel.
11.5
Notwithstanding anything to the contrary, the indemnity obligations of Supplier in Section 11 are in addition to all other rights and remedies Ceribell is entitled to under this Agreement and will not in any way be limited by any other obligations of Supplier under this Agreement. If Supplier is required to indemnify, defend and/or hold harmless one or more of the Ceribell lndemnitees under this Section 11 and fails to do so within [***] after written notice, then (i) Ceribell shall be entitled, to specific performance to enforce the Supplier's obligations under this Section 11, and (ii) the Ceribell lndemnitees may undertake the defense and/or settlement of such Claim, with all costs of defense and settlement being the responsibility of the Supplier. The obligations set forth in this Section 11 will survive termination or expiration of this Agreement.
12.
LIMITATION OF LIABILITY

EXCEPT FOR SUPPLIER'S OBLIGATIONS IN SECTION 5.4 ("LATE DELIVERY"), SECTION 6 ("WARRANTIES AND REMEDIES"), SECTION 8 ("PRODUCT CHANGE, PRODUCT DISCONTINUANCE, AND SUPPORT"), SECTION 11 ("INDEMNIFICATION''), SECTION 16.17 ("SUBCONTRACTING"), AND SECTION 17 ("ETHICS AND COMPLIANCE"), AND EXCEPT FOR THE PARTIES' OBLIGATIONS IN SECTION 10 ("CONFIDENTIAL INFORMATION"), IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES.

13.
INSURANCE
13.1
Supplier shall have sufficient liability insurance and other adequate forms of protection to satisfy the obligations and its respective activities set forth in this Agreement, including but not limited to broad form commercial general liability, contractual liability, product liability and property damage. The amount of Supplier's insurance coverage shall not be construed as creating a limit on Supplier's obligations assumed herein. Suppliers should, at their own expense, maintain the following insurance policies to safeguard the rights and property of their employees, in compliance with local laws and regulations: 1. Retirement insurance 2. Medical insurance 3. Unemployment insurance 4. Workers' compensation insurance 5. Maternity insurance 6. Comprehensive property insurance. In addition, suppliers must 1. Provide [***] to Ceribell if they need to cancel the above insurance policies. 2. Provide certificates or proof of insurance to Ceribell for the aforementioned policies. 3. Ensure that in any circumstances not caused by Ceribell, any losses incurred by supplier employees or property will not be Ceribell's responsibility. 4. Suppliers should require their supply chain and subcontractors to concurrently meet the above conditions (except for vendors designated or recommended by Ceribell, which Ceribell will communicate with directly).
13.2
Nothing contained within these insurance requirements will be deemed to limit or expand the scope, application and/or limits of the coverage afforded, which coverage will apply· to each insured to the full extent provided by the terms and conditions of the policies. Nothing contained within this provision will affect and/or alter the application of any other provision contained with this Agreement. Deductibles or self-insured retentions must not exceed [***] unless declared to and approved by Ceribell prior to the date of this Agreement. The deductible and/or self-insured retention of the policies will not limit or apply to the Supplier's liability to Ceribell and will be the sole responsibility of the Supplier. At Ceribell's request. Supplier shall fully pre-pay its premiums for the insurance policies required under this Section 13.

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14.
FORCE MAJEURE

Neither party will be liable for failure to timely perform under this Agreement to the extent that its performance is delayed by a "Force Majeure" event to the extent caused by any of the following events, provided that they are beyond the party's reasonable control, without the party's fault or negligence and could not have been avoided by the party's use of due care: acts of God including hurricanes, tornadoes, earthquakes and floods; acts of terrorism; civil unrest; interference by civil or military authority, including war and embargoes; fires; epidemics; and labor strikes (other than labor strikes by the work force of the delayed party). The party claiming force majeure has the burden of establishing that a Force Majeure event has delayed performance and shall use commercially reasonable efforts to minimize the delay. The party claiming Force Majeure shall provide the other party with written notice of the Force Majeure event, including the cause of delay, the estimated time of delay, and the actions taken or planned to avoid or minimize the impact of delay. If Supplier claims a Force Majeure event that delays its performance by more than fifteen (15) days, Ceribell may cancel any further performance or terminate this Agreement with no liability.

15.
GOVERNING LAW AND DISPUTE RESOLUTION
15.1
Governing Law. The laws of the state of Delaware, disregarding its conflict of laws provision, exclusively govern this Agreement, all transactions and conduct related to this Agreement, and all disputes and causes of action between the parties (in contract, warranty, tort, strict liability, by statute, regulation, or otherwise). The parties specifically disclaim application of the United Nations Convention on Contracts for the International Sale of Goods.
15.2
Dispute Resolution. Supplier must formally initiate any legal action or claim against Ceribell for non-payment within [***] of the date on which the payment was due. Failure to do so will result in the complete waiver of all claims for non-payment and Supplier is estopped from pursuing any claim for non-payment more than [***] after the date on which the alleged payment was due. In addition, Supplier must formally initiate any legal action or claim against Ceribell for an alleged breach of any obligation related to or arising out of this Agreement within [***] of the date of the alleged breach or be forever barred from pursuing such action or claim. Ceribell and Supplier must first attempt to settle any claim or controversy arising out of this Agreement through consultation and negotiation in good faith and spirit of mutual cooperation. Disputes will be resolved by the following process. The dispute will be submitted in writing to a panel of two (2) senior executives from each of Ceribell and Supplier for resolution. If the executives are unable to resolve the dispute within [***], either party shall refer the dispute to mediation, the cost of which will be shared equally by the parties, except that each party will pay its own attorney's fees. Within [***] after written notice demanding mediation, the parties must choose a mutually acceptable mediator. Neither party may unreasonably withhold consent to the selection of the mediator. Mediation will be conducted in Delaware. If the dispute cannot be resolved through mediation within [***], either party may submit the dispute to a state or federal court of competent jurisdiction within the geographic bounds of the United States District Court for the District of Delaware, U.S.A. The sole and exclusive venue for any disputes, claims, or causes of action, whether legal or equitable, is the state or federal courts within the geographic bounds of the United States District Court for the District of Delaware. Use of any dispute resolution procedure will not be construed under the doctrines of laches, waiver, or estoppel to adversely affect the rights of either party. Nothing herein prevents either party from resorting directly to judicial proceedings if the dispute is with respect to intellectual property rights, or interim relief from a court is necessary to prevent serious and irreparable injury to a party or others. Supplier's performance under this Agreement will not be suspended during the pendency of any dispute.

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16.
OTHER TERMS AND CONDITIONS
16.1
Assignment. Except as otherwise provided in this Section 16.1, neither party may assign this Agreement or any of its rights or obligations under this Agreement, without the prior written approval of the other party, which will not be unreasonably withheld. Any attempted assignment, delegation, or transfer without the necessary approval will be void. Unless otherwise agreed in writing by Ceribell, in the event of an intended sale or transfer of Supplier's business or assets, whether by operation of law or otherwise, Supplier shall give notice to Ceribell and, at Ceribell's request, shall make assumption of its obligations under this Agreement a condition of the sale or transfer. Notwithstanding the foregoing, for any Ceribell acquisition, merger, consolidation, reorganization, or similar transaction, or any spin-off, divestiture, or other separation of a Ceribell business, Ceribell may, without the prior written consent of Supplier and at no additional cost to Ceribell or to the assignee entity(ies): (i) assign its rights and obligations under this Agreement, in whole or in part, or (ii) split and assign its rights and obligations under this Agreement so as to retain the benefits of this Agreement for both Ceribell and the assignee entity(ies) (and their respective affiliates) following the split. Supplier will work cooperatively with Ceribell and the assignee entity(ies) to ensure a smooth and orderly transition.
16.2
Authority. Supplier represents and warrants that: (i) it has obtained all necessary approvals, consents and authorizations to enter into this Agreement and to perform and carry out its obligations under this Agreement; (ii) the person executing this Agreement on Supplier's behalf has express authority to do so and to bind the Supplier and its Affiliates; (iii) the execution, delivery and performance of this Agreement does not violate any provision of any bylaw, charter, regulation, or any other governing authority of the party and is duly authorized by all necessary partnership or corporate action; and (iv) this Agreement is a valid and binding obligation of Supplier and its Affiliates.
16.4
Counterparts and Signatures. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same Agreement. This Agreement is fully executed when each party has signed one or more counterparts and delivered the counterparts to the other party. Facsimile or electronic signatures will be binding to the same degree as original signatures.
16.5
Cumulative Remedies. Unless specifically prohibited by this Agreement, all rights and remedies under this Agreement are cumulative, and if either party breaches this Agreement, the non-breaching party has the right to assert all available legal and equitable remedies.
16.6
No Right to Financial Disclosure. This Agreement does not grant Supplier or any third party any right to inspect or examine any of Ceribell's data, documents, instruments, financial statements, balance sheets, business records, software, systems, premises, or plants.
16.7
Express License Grants. No license, implied or express, under any Ceribell Intellectual Property Rights, including any license to use, exercise, or incorporate any Ceribell Intellectual Property Rights is conveyed by Ceribell to Supplier under this Agreement.
16.8
Headings and Interpretation. The headings in this Agreement are for convenience and do not form a part of this Agreement. The parties negotiated this Agreement at arm's length with independent advice from qualified legal counsel and jointly participated in drafting this Agreement. Accordingly, any court or other governmental authority or arbitrator construing or interpreting the language of this Agreement shall do so in accordance to its fair meaning, without any presumption, rule of construction, or burden of proof favoring or disfavoring a party because that party drafted any part of this Agreement.
16.9
Priority of Documents. Except as set forth in Section 1.2 regarding Product Schedules, the terms set forth in the body of this Agreement control over all inconsistent terms in all other documents executed, exchanged, created, referenced, or relied on in connection with this Agreement or the parties' performance of their obligations under this Agreement, including, without limitation, technical information, and Product Specifications. In the event that varying or conflicting standards, requirements, processes, or procedures are set forth in documents that

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relate to the Product or this Agreement, including, without limitation, Specifications, quality standards or procedures, support or maintenance, or manufacturing processes, the most stringent of the applicable standards, requirements, processes, or procedures will apply, as determined by Ceribell.
16.10
Publicity. Supplier shall not issue a press release or make any other disclosure regarding this Agreement, the parties' business relationship, or Ceribell, or any other aspect of Ceribell's business, without Ceribell's prior written consent.
16.11
Records and Inspections. Supplier shall maintain all records related to the Products, as required by law, rule, or regulation. Ceribell may inspect Supplier's facilities, equipment, materials, records, and the Products that pertain to this Agreement, and may audit for compliance with this Agreement. Upon expiration or termination of this Agreement, at Ceribell's request, Supplier shall transfer all records that pertain to this Agreement to Ceribell, but retain a copy of any records required to be kept by law, rule, regulation, or in connection with any legal process or proceeding, subject at all times to applicable confidentiality obligations.
16.12
Relationship. Supplier will perform under this Agreement solely as an independent contractor. Under no circumstances will any of Supplier's personnel be considered employees or agents of Ceribell. Nothing in this Agreement grants either party the right or authority to make commitments of any kind for the other, implied or otherwise, without the other party's prior written approval. This Agreement does not constitute or create, in any manner, a joint venture, partnership, or formal business organization of any kind.
16.13
Scrap/WIP/Raw Materials/Finished Goods Disposal. Supplier shall not sell, recycle, or otherwise dispose of excess, obsolete, scrap, work in progress, raw materials, or finished goods associated with any Product or any Order by or for Ceribell, without Ceribell's prior written approval. All such excess, obsolete, scrap, work in progress, raw materials, or finished goods will be managed in accordance with all applicable laws, regulations, and directives, and in an environmentally responsible and secure manner, protective of the environment and the Ceribell brand and reputation.
16.14
Security. Each party agrees that, when employees or agents of the visiting party are on the premises of the host party, they shall at all times comply with all security rules and regulations in effect. Ceribell and Supplier specifically agree not to disclose to any third party any proprietary information, systems, equipment, ideas, processes or methods of operation observed by visiting employees or agents, at either party's facilities, all of which is Confidential Information as defined herein.
16.15
Setoff and Recoupment. Ceribell will, to the fullest extent permitted by applicable law, have the right to apply any amounts owed by Supplier to Ceribell, to reduce any amounts payable by Ceribell to Supplier. In addition to any right of setoff or recoupment provided by law, all amounts due to Supplier shall be considered net of indebtedness of Supplier and its affiliates and subsidiaries to Ceribell and its affiliates and subsidiaries, and Ceribell shall have the right to setoff against or to recoup from any amounts due to Supplier and its affiliates and subsidiaries from Ceribell and its affiliates and subsidiaries.
16.16
Severability. If a provision of this Agreement is held to be unenforceable under applicable law, the unenforceable provision will not affect any other provision in this Agreement, and this Agreement will be construed as if the unenforceable provision was not present. The parties shall negotiate in good faith to replace the unenforceable provision with an enforceable provision with effect nearest to that of the provision being replaced.

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16.17
Subcontracting. Supplier shall not subcontract any of its obligations under this Agreement without Ceribell's prior written consent. Supplier retains responsibility for all obligations subcontracted hereunder and shall indemnify, defend and hold harmless the Ceribell Indemnities against any Claim arising from or caused by the acts or omissions of Supplier's subcontractors.
16.18
Successors. Except to the extent provided otherwise, this Agreement is binding upon, inures to the benefit of, and is enforceable by the parties and their respective permitted successors and permitted assigns.
16.19
Survival. A provision of this Agreement will survive expiration or termination of this Agreement if the context of the provision indicates that it is intended to survive.
16.20
Waiver. Failure of either party to insist upon the performance of any term, covenant, or condition in this Agreement, or to exercise any rights under this Agreement, will not be construed as a waiver or relinquishment of the future performance of any such term, covenant, or condition, or the future exercise of any such right. The obligation of each party with respect to such future performance will continue in full force and effect. Any waiver is enforceable only if in writing and signed by an authorized representative of the waiving party.
16.21
Calendar Days. Unless expressly defined otherwise, all references to "day" or "days" in this Agreement will mean calendar days.
17.
ETHICS AND COMPLIANCE.
17.1
Supplier at all times shall conduct itself, directly through its employees and officers, and indirectly through third parties, in the performance of this Agreement honestly and fairly, using the highest ethical standards, and treat its employees, agents, contractors and customers with dignity.
17.2
Supplier, on behalf of itself and its Supply Chain, represents and warrants that (i) all Products are produced, manufactured, assembled, packaged, labeled, and supplied, and (ii) services are rendered, and (iii) the actual Products and services provided are in compliance with applicable laws, rules, regulations and standards, and (iv) Supplier holds an affirmative duty to immediately correct any non-compliance with the foregoing requirements. Supplier shall indemnify, defend, and hold harmless the Ceribell lndemnitees from any Claim arising from or caused by an act or omission of Supplier's Supply Chain. Upon request Supplier shall re-certify compliance annually.
18.
ENTIRE AGREEMENT

This Agreement, including any attached Exhibits, is the entire understanding between the parties concerning the subject matter hereof and supersedes all prior discussions, agreements and representations, whether oral or written, express or implied. No alterations or modifications of this Agreement will be binding upon either party unless made in writing and signed by an authorized representative of each party.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Effective Date.

CERIBELL, INC.		SUPPLIER
By:	/s/ DAN ROGY	By:	/s/ Yvonne Ma
Name:	DAN ROGY	Name	Yvonne Ma
Title:	VP of Operations	Title:	BD & Strategy Director
Date:	2/1/24	Date:	2024/2/1